FOR IMMEDIATE RELEASE	Contact: Jeffrey S. Stauffer
Phone: 717-733-4181

Ephrata National Bank Announces Changes to Organizational Structure

(October 7, 2021) -- Ephrata, PA – ENB Financial Corp (OTCQX: ENBP) the bank holding company for Ephrata National Bank (ENB), announces changes to its organizational structure. These changes are made to ensure that ENB remains an independent community bank by becoming a top performing financial institution with an effective and responsive senior management structure. To achieve this objective, the bank will focus on developing a robust sales culture, achieving operational excellence, strategically pursuing new revenue opportunities, effectively managing risk and evolving purposeful leadership. In assessing these strategies, the board of directors and executive management of ENB determined that the structure of the organization should be aligned with the strategic objectives. Going forward, ENB will be organized into the following business channels; sales and revenue, operations, strategy, enterprise risk management, human resources and training, finance and investment, and ENB Mortgage. All channels will be represented on the bank’s executive leadership team and, with the exception of enterprise risk management, will report to Jeffrey S. Stauffer, Chairman, President and CEO of Ephrata National Bank. Enterprise risk management will report to the ENB Financial Corp and Ephrata National Bank Boards of Directors.

Mr. Stauffer indicated that, as part of the Bank’s strategic plan, he has been reviewing its management structure and determined now was the appropriate time to implement changes that will align the corporate structure with this strategic plan. “I am excited about the future of ENB and am confident that this change in structure will position us for long term success with competent and passionate leadership at all levels.”

The sales and revenue channel will consist of lines of business that are primarily involved in business development activities that directly generate income for Ephrata National Bank. This includes commercial lending, agricultural lending, small business lending, consumer lending, cash management and wealth management. This team will be led by William J. Kitsch, age 47, in the newly created position of Senior Executive Vice President, Chief Revenue Officer. Mr. Kitsch started with ENB in 2016 and was previously Senior Vice President, Business Performance Strategy & Head of Agricultural Lending.

Leading the strategy channel will be Chad E. Neiss in the newly created role of Senior Executive Vice President, Chief Strategy Officer. In this role, Mr. Neiss, age 48, will oversee ENB’s strategic planning process and execution of its strategic plan to achieve the goals and objectives established by the board of directors and senior management team. He will be taking on this role in addition to his current role of Executive Vice President, Head of Mortgage Division. Mr. Neiss started his career at ENB in 2014 and previously held the role of Executive Vice President, Chief Residential & Consumer Lending Officer.

Matthew T. Long will lead the operations channel in his current role of Senior Executive Vice President, Chief Operating Officer. Reporting to Mr. Long, age 48, will be all business lines that provide support to ENB’s sales teams and customers including marketing, credit, information and technology, and facilities. Among Mr. Long’s direct reports will be the position of Senior Vice President, Chief Credit Officer currently held by Thomas Fasnacht. This position previously reported to Nick Klein, Executive Vice President, Chief Risk Officer. Mr. Long joined Ephrata National Bank in 2014 and has been COO since 2019.

Cindy L. Hoffman will continue to lead the human resources and training channel in her current role of Executive Vice President, Chief Human Resources Officer. Ms. Hoffman, age 37, has held this position since joining ENB in 2019.

Rachel G. Bitner will continue to lead the finance & investment channel in her current role of Executive Vice President, Chief Financial Officer. Going forward finance operations and investments will be separated into two distinct segments. Ms. Bitner, age 43, started with ENB in 2009 and has been CFO since August 2021.

Also continuing to report to Mr. Stauffer will be Adrienne L. Miller, Senior Vice President, General Counsel / Corporate Secretary and Barbara Palm, CEO Assistant.

The enterprise risk management channel will be responsible for balancing risk in a manner that will allow ENB to take advantage of new revenue generating opportunities while keeping the bank safe, sound and compliant with all banking regulations. Leading this channel in his current role of Executive Vice President, Chief Risk Officer will be Nick Klein. Mr. Klein, age 36, will report directly to the ENB Financial Corp and Ephrata National Bank Boards of Directors and will act as an advisor to the president and the executive committee. He started with Ephrata National Bank in 2011 and has been CRO since 2020.

ENB Financial Corp, headquartered in Ephrata, PA, is the bank holding company for its wholly-owned subsidiary Ephrata National Bank. Ephrata National Bank operates from twelve full-service locations in Lancaster County, southeastern Lebanon County, and southern Berks County, Pennsylvania, with the headquarters located at 31 E. Main Street, Ephrata, PA. Ephrata National Bank has been serving the community since 1881. For more information about ENB Financial Corp, visit the Corporation’s web site at www.enbfc.com.

Notice Regarding Forward Looking Statements

This news release may constitute forward-looking statements for purposes of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and as such may involve known and unknown risk, uncertainties and other factors which may cause the actual results of ENB Financial Corp to be materially different from future results expressed or implied by such forward-looking statements. These forward-looking statements can be identified by use of terminology such as “expect”, “plan”, “anticipate”, “believe”, “estimate”, and similar words that are intended to identify such forward-looking statements. These forward-looking statements are based on management’s current expectations, assumptions, estimates, and projections about the Corporation, the financial services industry, and the economy. The Private Securities Reform Act of 1995 provides safe harbor in the event the projected future operations are not met. There are a number of future factors such as changes in fiscal or monetary policy, or changes in the economic climate that will influence the Corporation’s future operations. These factors are difficult to predict with regard to how likely and to what degree or significance that they would occur. Actual results may differ materially from what may have been forecasted in the forward-looking statements. We are not obligated to publicly update any forward-looking statements to reflect the effects of subsequent events.

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